Press Release

iStar Reports Third Quarter 2018 Results

NEW YORK, November 1, 2018

iStar (NYSE: STAR) today reported results for the third quarter ended September 30, 2018.

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

Highlights for the quarter include:

- Net income (loss) of ($19.0) million or ($0.28) per diluted share for the third quarter and $50.7 million or $0.69 per diluted share year-to-date
- Adjusted net income of $3.7 million or $0.05 per diluted share for the third quarter and $179.7 million or $2.23 per diluted share year-to-date
- $530 million of proceeds and $95 million of gains year-to-date from legacy asset sales
- $1.1 billion of available cash and revolver capacity to take advantage of potential market disruptions
- Strengthening balance sheet, lowering cost of capital and extending debt maturity profile

"In an uncertain real estate market, iStar remains poised to capitalize on market dislocations, continues to reposition legacy assets for sale, and finds new, proprietary opportunities to partner with SAFE and grow its ground lease expertise." said Jay Sugarman, iStar's Chairman and Chief Executive Officer.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	(800) 830-1074
International:	(612) 234-9960

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on November 1, 2018 through 11:59 p.m. ET on November 15, 2018 by calling:

Replay:	(800) 475-6701
International:	(320) 365-3844
Access Code:	455269

• • •

iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and $40 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust ("REIT"), with a diversified portfolio focused on larger assets located in major metropolitan markets. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks, Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com